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                                                                     EXHIBIT 5.1


September 2, 1997

Digital Lightwave, Inc.
601 Cleveland Street, Fifth Floor
Clearwater, Florida  34615

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 11, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,300,000 shares of Common Stock, $0.0001 par value per share (the "Shares"), of Digital Lightwave, Inc., a Delaware corporation (the "Company"), reserved for issuance under the Company's 1996 Stock Option Plan (the "1996 Plan") and 1997 Employee Stock Purchase Plan (the "1997 Plan") and
(ii) pursuant to options granted under the 1996 Plan and the 1997 Plan (hereinafter referred to collectively as, the "Digital Lightwave Plans").

As your legal counsel, we have examined the Company's Certificate of Incorporation and all amendments thereto, the Company's Bylaws, the written Digital Lightwave Plans, records of corporate proceedings with respect to the Digital Lightwave Plans and such documents as we have deemed necessary in connection with the issuance of the Shares.

Based upon the foregoing examinations and upon applicable laws, we are of the opinion that upon the receipt by the Company of full payment for the Shares in accordance with the terms and conditions of the Digital Lightwave Plans, the Shares, when offered and sold in the manner provided for in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and amendments thereto.

Very truly yours,

BAKER & MCKENZIE

/s/ BAKER & McKENZIE